Exhibit 99.1

          Iowa Telecom Reports Results for Quarter Ended March 31, 2006


    NEWTON, Iowa--(BUSINESS WIRE)--May 4, 2006--Iowa
Telecommunications Services, Inc. (NYSE: IWA) today announced operating results for the quarter ended March 31, 2006. Quarterly highlights for the Company include:

    --  Operating revenues were $57.4 million.

    --  Operating income was $19.7 million.

    --  Net income was $12.0 million or $0.38 per diluted share.

    --  Adjusted EBITDA (as defined herein) was $32.1 million.

    "We're very pleased with our first quarter performance, which was strong from every perspective," said Alan L. Wells, Iowa Telecom chairman and chief executive officer. "Operating income and Adjusted EBITDA increased 4.2% and 0.6%, respectively, from the fourth quarter of 2005. Our DSL service continues to do very well as we added 4,700 net subscribers during the first quarter, the largest quarterly gain in DSL that we've ever had. We also are pleased that the rate of our access line loss declined in the quarter. Our total access lines declined by 1,000 and was comprised of a 1,500 line decline at our ILEC, offset by a 500 line gain from our CLEC operations.
    "Our capital expenditures for the first quarter were $5.1 million. We continue to anticipate our 2006 capital expenditures will be between $28 million and $30 million," Wells added. "Interest expense for the first quarter, excluding amortization of debt issuance costs, was $7.7 million, and was on track with our guidance of between $30 million and $32 million for 2006. During the quarter, we repaid $24 million on our revolving credit facility, and reduced our net debt by $2.2 million. Overall, we are pleased with our performance this quarter, and with the trends in our business."

    FINANCIAL DISCUSSION FOR 1ST QUARTER 2006:

    -- Operating Revenues were $57.4 million in the first quarter compared to $57.5 million in the first quarter of 2005. Network access services revenues decreased $754,000, or 3.0%, for the first quarter but were offset by a $914,000, or 12.7% increase in other services and sales revenues primarily due to growth in DSL revenues. DSL Internet access service revenues increased $1.4 million, or 61.9%, due primarily to customer growth.

    -- Operating Costs and Expenses decreased $0.2 million, or 0.6%, in the first quarter of 2006 as compared to the first quarter of 2005. Selling, general and administrative costs increased $403,000, or 4.0%, for the first quarter including a pension settlement charge of approximately $239,000 for distributions related to amendments to the pension plan made during the second quarter of 2005. Non-cash equity based compensation increased by $214,000 for the quarter. Depreciation and amortization decreased $664,000, or 5.4%, during the first quarter due to the elimination of depreciation expense on certain five-year assets in the latter part of 2005.

    -- Operating Income was $19.7 million in the first quarter of 2006 as compared to $19.5 million in the same period in 2005.

    -- Interest Expense for the first quarter was $7.8 million compared to $7.7 million in the same period in 2005. Higher interest rates on the Company's variable rate debt and an increase in the rate on the interest rate swap agreement, resulting from the extension of the term in August 2005, were partially offset by a lower average balance on the Company's revolving credit facility.

    -- Net Income increased by $174,000 to $12.0 million for the quarter compared to net income of $11.8 million in the first quarter of 2005.

    -- Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA as defined herein) was $32.1 million for the first quarter of 2006 as compared with $32.3 million in the same period in 2005.

    -- Total Access Lines decreased by 8,700, or 3.3%, for the first quarter of 2006 as compared to the first quarter in 2005. Total access lines decreased by 1,000 during the first quarter of 2006 from the fourth quarter in 2005, as ILEC access lines declined by 1,500 lines and CLEC lines increased by 500 lines.



                 First Quarter 2006 Financial Summary
                              (Unaudited)
           (dollars in thousands, except per share amounts)


                                  1st       1st            Change
                                 Quarter   Quarter
                                  2006      2005        Amount Percent
                                 -------------------------------------
Revenue                         $ 57,439    $ 57,501    $  (62)  -0.1%
Operating Income                $ 19,691    $ 19,507    $  184    0.9%
Interest Expense                $  7,824    $  7,743    $   81    1.0%
Net Income                      $ 12,018    $ 11,844    $  174    1.5%

Basic Earnings Per Share        $   0.39    $   0.38    $ 0.01    2.6%
Diluted Earnings Per Share      $   0.38    $   0.37    $ 0.01    2.7%

Adjusted EBITDA (1)             $ 32,132    $ 32,330    $ (198)  -0.6%
Capital Expenditures and
  Acquisitions                  $  5,112    $  5,630    $ (518)  -9.2%

(1) See the definition of Adjusted EBITDA under Explanation and Reconciliation to Non-GAAP Concepts at the end of the financial statements.

Key Operating Statistics          1st         1st
                                 Quarter     Quarter
                                  2006        2005      % Change
----------------------------------------------------------------------
Telephone Access Lines
     ILEC Lines (1)              236,400     249,000      -5.1%
     CLEC Lines (2)               21,300      17,400      22.4%
                                 -------     -------     ------
Total Telephone Access Lines     257,700     266,400      -3.3%

Long Distance Subscribers        144,600     139,200       3.9%
Dial-up Internet Subscribers      39,600      49,300     -19.7%
DSL Subscribers                   35,900      19,600      83.2%
Average Monthly Revenue Per
  Access Line (3)               $  74.15  $    71.87       3.2%

                                   1st       4th
                                 Quarter    Quarter
                                   2006      2005        % Change
                                 -------------------------------------
Telephone Access Lines
     ILEC Lines (1)              236,400     237,900      -0.6%
     CLEC Lines (2)               21,300      20,800       2.4%
                                --------  ----------     ------
Total Telephone Access Lines     257,700     258,700      -0.4%

Long Distance Subscribers        144,600     142,800       1.3%
Dial-up Internet Subscribers      39,600      41,700      -5.0%
DSL Subscribers                   35,900      31,200      15.1%
Average Monthly Revenue Per
  Access Line (3)               $  74.15  $    74.73      -0.8%


(1) Includes lines subscribed by our incumbent local exchange carrier customers and lines subscribed by our "wholesale" customers who are competing local exchange carriers. Wholesale access lines include: lines subscribed by our competitive local exchange carrier competitors pursuant to interconnection agreements on an unbundled network element basis, for which the competitive local exchange carrier pays us a monthly fee; lines that we provide to competitive local exchange carriers for resale to their subscribers, for which the competitive local exchange carrier pays us a monthly fee equal to what we would charge our customers for local service less an agreed discount; and shared lines, for which a competitive local exchange carrier pays us a monthly fee to provide DSL service to its customers. We had 3,200 wholesale lines subscribed at March 31, 2006; 3,200 wholesale lines subscribed at December 31, 2005; and 4,200 wholesale lines subscribed at March 31, 2005.

(2) Access lines subscribed by customers of our competitive local exchange carrier subsidiaries, Iowa Telecom Communications, Inc. and IT Communications, LLC.

(3) Average monthly revenue per access line is computed by dividing the total revenue for the period by the average of the access lines at the beginning and at the end of the period.


    Investor Call

    As previously announced, Iowa Telecom's management will hold a conference call to discuss the first quarter results on Thursday, May 4, 2006 at 9:00 a.m. (Eastern Time). To listen to the call, participants should dial (719) 457-2618 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 12:00 p.m. (Eastern Time) on May 4, 2006 and will continue through May 11, 2006 by dialing (719) 457-0820 and entering Confirmation Code 9743733.
    The live broadcast of Iowa Telecom's quarterly conference call will be available online at www.iowatelecom.com or www.earnings.com on May 4, 2006, beginning at 9:00 a.m. (Eastern Time). The online replay will become available after 12:00 p.m. (Eastern Time) and will continue to be available for 30 days.

    Forward-Looking Statements

    The press release may contain forward-looking statements that are not based on historical fact, including without limitation statements containing the words "believes," "may," "plans," "will," "estimate," "continue," "anticipates," "intends," "expects," and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from future results, events or developments described in the forward-looking statements. Such factors include those risks described in Iowa Telecom's Form 10-K on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and Iowa Telecom undertakes no duty to update this information.

    About Iowa Telecom

    Iowa Telecommunications Services, Inc. (d/b/a Iowa Telecom) is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. Today, the Company serves over 440 communities and employs over 600 people throughout the State of Iowa. The company's headquarters are in Newton, Iowa. The Company trades on the New York Stock Exchange under the symbol IWA. For further information regarding Iowa Telecom, please go to www.iowatelecom.com and select "Investor Relations." The Iowa Telecom logo is a registered trademark of Iowa Telecommunications Services, Inc. in the United States.


        IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
                            Balance Sheets
                              (Unaudited)
           (dollars in thousands, except per share amounts)

                                         As of            As of
                                     March 31, 2006  December 31, 2005
                                     ---------------------------------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents          $        5,007   $        26,782
  Accounts receivable, net                   18,856            18,121
  Inventory                                   3,274             2,722
  Prepayments and other assets                3,617             2,402
                                     --------------   ----------------
     Total Current Assets                    30,754            50,027
                                     --------------   ----------------

PROPERTY, PLANT AND EQUIPMENT
  Property, Plant and Equipment             510,075           504,662
  Accumulated depreciation                 (200,691)         (189,163)
                                     --------------   ----------------
     Net Property Plant and
      Equipment                             309,384           315,499
                                     --------------   ----------------
INTANGIBLE AND OTHER ASSETS, net             29,838            23,993
INVESTMENT IN AND RECEIVABLE FROM
  THE RURAL TELEPHONE FINANCE
  COOPERATIVE                                13,306            14,890
                                     --------------   ----------------
Total Assets                         $      843,353   $       864,522
                                     --------------   ----------------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Revolving credit facility          $       16,000   $        40,000
  Accounts payable                            8,375            10,416
  Advanced billings and customer
   deposits                                   6,945             6,042
  Accrued and other current
   liabilities                               26,387            29,842
                                     --------------   ----------------
     Total Current Liabilities               57,707            86,300
                                     --------------   ----------------
LONG-TERM DEBT                              477,778           477,778
OTHER LONG-TERM LIABILITIES                  27,693            19,913
                                     --------------   ----------------
     Total long-term liabilities            505,471           497,691
                                     --------------   ----------------
 TOTAL LIABILITIES                          563,178           583,991
                                     --------------   ----------------
STOCKHOLDERS' EQUITY
  Common stock, $.01 par value,
   100,000,000 shares authorized,
   31,124,356 and 31,065,963 shares
   issued and outstanding                       311               311
  Additional paid-in-capital                318,802           317,877
  Retained deficit                          (43,560)          (42,874)
  Accumulated other comprehensive
   income                                     4,622             5,217
                                     --------------   ----------------

     Total Stockholders' Equity             280,175           280,531
                                     --------------   ----------------
Total Liabilities and Stockholders'
 Equity                              $      843,353   $       864,522
                                     ==============   ================

        IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
                           Income Statements
                              (Unaudited)
           (dollars in thousands, except per share amounts)

                                            Three Months Ended
                                                 March 31,
                                     ---------------------------------
                                           2006             2005
                                     ---------------------------------
REVENUE AND SALES
  Local services                     $       19,055   $        18,807
  Network access services                    24,748            25,502
  Toll services                               5,519             5,989
  Other services and sales                    8,117             7,203
                                     ---------------   ---------------
     Total revenues and sales                57,439            57,501
                                     ---------------   ---------------
OPERATING EXPENSES
  Cost of services and sales
   (exclusive of items shown
   separately below)                         15,548            15,533
  Selling, general and
   administrative                            10,521            10,118
  Depreciation and amortization              11,679            12,343
                                     ---------------   ---------------
     Total operating costs and
      expenses                               37,748            37,994
                                     ---------------   ---------------
OPERATING INCOME                             19,691            19,507
                                     ---------------   ---------------
OTHER INCOME (EXPENSE)
  Interest and dividend income                  201               159
  Interest expense                           (7,824)           (7,743)
  Other, net                                    (50)              (79)
                                     ----------------   --------------
     Total other expense, net                (7,673)           (7,663)
                                     ---------------   ---------------
NET INCOME                           $       12,018   $        11,844
                                     ================  ===============

COMPUTATION OF EARNINGS
PER SHARE
Basic  - Earnings per share          $       0.39     $          0.38
                                     ===============   ===============
Basic - Weighted average number of
  shares outstanding                         31,085            30,864
                                     ===============   ===============
Diluted - Earnings per share         $         0.38   $          0.37
                                     ===============   ===============
Diluted - Weighted average number of
 shares outstanding                          31,950            31,594
                                     ===============   ===============

        IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
                       Statements of Cash Flows
                              (Unaudited)
           (dollars in thousands, except per share amounts)

                                            Three Months Ended
                                                 March 31,
                                          2006             2005

CASH FLOWS FROM OPERATING
  ACTIVITIES
Net income                           $       12,018   $        11,844
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
     Depreciation                            11,100            11,750
     Amortization of intangible
      assets                                    579               593
     Loss from sale of exchanges                 26                --

     Non-cash stock based
      compensation expense                      568               354
     Changes in operating assets and
      liabilities:
     Receivables                               (735)            1,265
       Inventory                               (552)             (600)
       Accounts payable                      (2,041)           (3,096)
       Other assets and liabilities          (1,398)           (2,339)
                                     ---------------   ---------------
Net cash provided by operating
 activities                                  19,565            19,771
                                     ---------------   ---------------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                         (5,112)           (5,630)
Proceeds from sale of exchanges                  95                --
                                     ---------------   ---------------
Net cash used in investing
 activities                                  (5,017)           (5,630)
                                     ---------------   ---------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in revolving credit
 facility                                   (24,000)           (7,507)
Proceeds from exercise of stock
 options                                        357                --
Dividends paid                              (12,680)           (5,401)
                                     ---------------   ---------------
Net cash used in financing
 activities                                 (36,323)          (12,908)
                                     ---------------   ---------------
Net (Decrease) Increase in Cash and
 Cash Equivalents                           (21,775)            1,233

Cash and Cash Equivalents at
 Beginning of Period                         26,782             2,874
                                     ---------------   ---------------

Cash and Cash Equivalents at End of
 Period                              $        5,007   $         4,107
                                     ===============   ===============

        IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
          EXPLANATION AND RECONCILIATION TO NON-GAAP CONCEPTS
                              (Unaudited)
                            (in thousands)

                                            Three Months Ended
                                                  March 31,
                                           2006             2005

ADJUSTED EBITDA:
Net Income                           $       12,018   $        11,844
Interest Expense                              7,824             7,743
Depreciation and Amortization                11,679            12,343
Unrealized losses on financial
 derivatives                                     50                79
Non-cash stock-based compensation
 expense (1)                                    568               354
Extraordinary or unusual (gains)
 losses                                          --                --
Non-cash portion of RTFC Capital
 Allocation (2)                                 (33)              (33)
Other non-cash losses (gains)                    --                --
Loss (gain) on disposal of assets
 not in ordinary course                          26                --
                                     ---------------  ----------------
ADJUSTED EBITDA                      $       32,132   $        32,330
                                     ===============  ================

(1) Included in Selling, General and Administrative Expense on the Consolidated Statements of Operations.

(2) Included in Interest and Dividend Income on the Consolidated
Statements of Operations.

We present Adjusted EBITDA because we believe it is a useful indicator of our historical debt capacity and our ability to service debt and pay dividends. We also present Adjusted EBITDA because covenants in our credit facilities contain ratios based on Adjusted EBITDA.

Adjusted EBITDA is defined in our credit facilities as: (1) consolidated net income, as defined therein; plus (2) the following items, to the extent deducted from consolidated net income: (a) interest expense; (b) provision for income taxes; (c) depreciation and amortization; (d) transaction expenses related to the IPO and the related debt refinancing and other limited expenses related to permitted securities offerings, investments and acquisitions incurred after the closing date of the IPO, to the extent not exceeding $5.0 million; (e) unrealized losses on financial derivatives recognized in accordance with SFAS No. 133; (f) non-cash stock-based compensation expense; (g) extraordinary or unusual losses (including extraordinary or unusual losses on permitted sales of assets and casualty events);
(h) losses on sales of assets other than in the ordinary course of business; and (i) all other non-cash charges that represent an accrual for which no cash is expected to be paid in the next twelve months; minus (3) the following items, to the extent any of them increases consolidated net income: (w) extraordinary or unusual gains (including extraordinary or unusual gains on permitted sales of assets and casualty events); (x) gains on asset disposals not in the ordinary course; (y) unrealized gains on financial derivatives recognized in accordance with SFAS No. 133; and (z) all other non-cash income (including the non-cash portion of any RTFC patronage capital allocation). If our Adjusted EBITDA were to decline below certain levels, covenants in our credit facilities that are based on Adjusted EBITDA, including our fixed charge coverage and total leverage ratio covenants, may be violated and could cause, among other things, a default or mandatory prepayment under our credit facilities, or result in our inability to pay dividends.

We believe that net income is the most directly comparable financial measure to Adjusted EBITDA under GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with GAAP. Adjusted EBITDA is not a complete measure of an entity's profitability because it does not include costs and expenses identified above; nor is Adjusted EBITDA a complete net cash flow measure because it does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.



    CONTACT: Iowa Telecommunications Services, Inc.
             Investor Relations Contacts:
             Kevin Inda, 407-566-1180
             Kevin.Inda@cci-ir.com
             or
             Craig Knock, 641-787-2089
             or
             Media Contact:
             Julie White, 641-787-2040
             Julie.White@iowatelecom.com